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                                                                   EXHIBIT 10.30


                   [LETTERHEAD OF A.M. PAPPAS & ASSOCIATES]


January 20, 1998


Mr. Mark Fischer-Colbrie
Vice President, Finance/Administration and Chief Financial Officer KeraVision, Inc.

Fax:  1-510-353-3030

Dear Mark,

It was good to see you again while I was in California. I appreciated your time discussing issues relating to the Singapore trial. The project is progressing as planned and I am confident it will be a significant milestone in KeraVision's strategic development in Asia.

As we discussed in my email of November 24, 1997 to John Gilbert and copied to Tom Loarie, I outlined the services and activities I would undertake in order to plan for the trial:

1. developing the trial program which will support KeraVision's overall commercial development objectives in Asia;

2. assisting in the designing of a comprehensive protocol to the same rigorous standards of other KeraVision trials, which also incorporates new objectives such as gathering nomograms specific for the Asian eyes;

3. developing the budget and funding strategy, and preparing for grant applications to the National Medical Research Council;

4. planning for the execution of the trial, e.g., personnel, regulatory and ethics issues, logistics, etc;

5. interfacing and coordinating with KeraVision, National Eye Center and other relevant organizations and personnel.

John has verbally confirmed the above in our subsequent discussions. In order to facilitate this engagement, I propose that we enter into an agreement based on the following terms:


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                                                        A.M. PAPPAS & ASSOCIATES
                                     p. 2


1. KeraVision, Inc. (the "Company") engages A.M. Pappas & Associates, LLC (AMP&A) to provide consulting services as outlined above.

2. All services will be performed by Victor Shi unless otherwise agreed in advance by the Company. The consulting rate will be based on our standard consulting rate of $1,500 per eight-hour working day ($2,000 for overseas activities) plus reasonable and necessary expenses. I estimated an average of 3 consulting days per month between December, 1997, and February, 1998 (submission date for funding), and 1.5 days per month between March and June, 1998 (target commencement of the trial). This amounts to approximately a total of 15 consulting days. The billing will be monthly based on actual hours spent.

3. AMP&A and Victor Shi will hold in confidence all confidential information received in connection with the work performed for the Company.

4. The Company will indemnify and hold harmless AMP&A and its officers, employees, representatives and agents from all liability in connection with the services to be provided unless such liability arises from a willful or malicious act by AMP&A or it's officers, employees, representatives, or agents. In no event shall AMP&A's aggregate liability exceed the total amount paid to AMP&A by the Company under this agreement.

If this is acceptable to you, please sign below and fax to (65) 773-6695 with one original copy returned to me at the address on this letterhead.

Thank you and I appreciate the opportunity to work with you.

Sincerely yours,


/s/ Victor Shi
-----------------
Victor Shi, Ph.D.
A.M. Pappas & Associates, LLC

                                          Accepted by:


                                          /s/ Mark Fischer-Colbrie
                                          --------------------------
                                          Mark Fischer-Colbrie
                                          KeraVision, Inc.
                                          VP Finance/Administration